EXHIBIT 99.1

[LETTERHEAD OF COMMERCIAL CAPITAL BANCORP]

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500

	David S. DePillo	Vice Chairman, President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES TWO NEW

INDEPENDENT DIRECTOR APPOINTMENTS

Irvine, CA – March 25, 2005 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Mark E. Schaffer and R. Rand Sperry were appointed as independent outside directors to the Company’s Board of Directors, effective March 24, 2005, the date of the Company’s board meeting during which such action was taken. Mr. Schaffer has served as a Director of Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, since April 2003, and served on the Company’s board from February 2004 to June 2004 when he relinquished his position as part of the remix of the board due to the acquisition of Hawthorne Financial Corporation (“Hawthorne”). Mr. Sperry is the Co-Founder of Sperry Van Ness, one of the nation’s largest commercial real estate brokerage firms. Mr. Schaffer and Mr. Sperry replace Timothy R. Chrisman and Anthony W. Liberati, both former directors of Hawthorne, which was acquired by the Company on June 4, 2004, who resigned their positions to pursue with others the acquisition of another, unrelated financial institution and a capital offering related to that acquisition, through VWF Acquisition Corporation. It is the Company’s understanding that Messrs. Chrisman and Liberati are proposed to serve on the board of directors of that institution.

Mr. Schaffer currently serves as a Managing Director of Shamrock Capital Advisors, Inc.’s Real Estate Group and its Genesis Fund, which has raised and nearly fully invested $85 million of capital. Shamrock Capital Advisors, Inc. is the investment advisor affiliate of Shamrock Holdings, Inc., the investment vehicle for the Roy E. Disney family. The Genesis Fund seeks to achieve market returns, create quality jobs and make an economic impact in targeted Southern California areas through its investments in office, industrial, retail and mixed-use projects.

Mr. Schaffer holds a B.S. from the University of California, Berkeley, and a J.D. from the University of Southern California, where he was the executive editor of the school’s Law Review. Mr. Schaffer started his career with Tuttle & Taylor, a Los Angeles based law firm specializing in real estate and corporate law, where he became the managing partner of the firm. As President of Lowe Enterprises Realty Services, Inc., Mr. Schaffer administered an $800 million portfolio of commercial, industrial, and residential assets. More recently, Mr. Schaffer was responsible for portfolio management, accounting, operating administration, and client services for Lowe Enterprises Investment Management, Inc.’s $2 billion portfolio of commercial, industrial and hospitality assets for its fiduciary clients.

Mr. Sperry is the Co-Founder of Sperry Van Ness, headquartered in Southern California, one of the largest and fastest growing commercial real estate brokerage firms in the nation, with over 400 commercial real estate brokers located in 90 regions. Mr. Sperry also serves as CEO of SVN Equities and SVN Asset Management, which own and manage retail, office and industrial space throughout Southern California. Mr. Sperry holds a bachelors degree in finance and real estate from California State University at Long Beach. Mr. Sperry is also a member of the Board of Directors of IPD, an international industrial parts manufacturer and distributor.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “Having served on the Bank’s board since April of 2003, Mark Schaffer has already had a positive impact, constantly displaying a significant understanding of relevant issues. We look forward to having the benefit of his vast experiences and insight on the holding company board as we continue the growth and maturation of the Company.” Gordon continued, “The addition of Rand Sperry to the Company’s board is a wonderful fit. Sperry Van Ness and the Company have enjoyed much success over the years, and I’m confident that the Company will see additional benefit from his experience, enthusiasm, clear vision and broadly deep-rooted community and industry relationships.” Gordon added, “We’d like to express our thanks to Tim Chrisman and Tony Liberati for helping to make the transaction and integration of Hawthrone into Commercial Capital Bancorp a smooth and successful one and wish them great success in their new business endeavors.”

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. Commercial Capital Bank, the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open banking offices in Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). TIMCOR Exchange Corporation, the Company’s 1031-exchange accommodator subsidiary, is a leading “qualified intermediary” and facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.